EXHIBIT 10.7


                     REAL ESTATE PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement ("Agreement") is made as of the _____ day of December, 2001, by and between Dennis Almendares and/or Assigns, ("Buyer") and National Residential Properties, Inc., a Nevada corporation ("Seller").

         1. Sale of Property. Seller agrees to sell and Buyer agrees to purchase, subject to the terms and conditions of this Agreement, certain property in Bay Harbor Islands, Miami-Dade County, Florida, consisting of two lots (Lots 17-18, of Block 9, Bay Harbor Islands, Pint Book 46, Page 5, of the Public Records of Miami-Dade County, Florida), together with all plans, construction drawings and marketing materials and studies already prepared by Seller for the project known as "Residences at Bay Harbor," collectively the "Property". (If Seller has prepared condominium documents for "Residences at Bay Harbor" these shall also become part of the sale.)

         2. Purchase Price. The purchase price is $2,250,000.00, payable in cash (by wire transfer or cashier's check) at closing, subject to adjustment on account of closing prorations.

                  Buyer shall pay an initial deposit of $20,000.00 to the Langen & Langen, P.A. Trust Account upon the Seller's execution of this Agreement. Within 120 days of the effective date, Buyer shall pay further $180,000.00 deposit to the Langen & Langen, PA. Trust Account, bringing the total deposit to $200,000.00.

         3. Inspection Period. Buyer shall have until February 28, 2002, to perform and review existing studies and to make inspections to determine, in its sole discretion, if the Property is suitable for its purposes (including, without limitation, market studies, environmental reports, soil tests, site plans, architectural drawings, governmental permit availability, economic feasibility, contractor suitability and availability of project financing). (The "Inspection Period"). Seller grants Buyer and Buyer's representatives the right to go on to the Property to conduct its site studies. Buyer agrees to restore the Property substantially to its original condition after completion of such tests and further agrees that no liens shall be permitted to be attached to the Property as a result of any such activities. Seller also grants Buyer and Buyer's representatives the right to enter the Property up to and including the Closing. Buyer further agrees to indemnify, defend and hold Seller harmless from any damages or liabilities arising from injuries or property damage caused by activities of Buyer or its representatives in pursuing the activities permitted under this paragraph.

                  If Buyer determines, in its sole discretion, that the Property is unsuitable for its proposed development and gives written notice of this to Seller not more than ten (10) days after the end of the Inspection Period, then this Agreement shall terminate, any and all deposits shall be returned to Buyer, and neither party shall have any further obligations to the other, except that Buyer's indemnity in the preceding paragraph shall not be extinguished.

                  Seller agrees to cooperate with Buyer in connection with any permitting or other necessary applications to governmental agencies, so long as Seller incurs no financial obligations thereby and so long as the Property is not burdened by any such rezoning or permitting prior to closing without Seller's written consent.

                  Seller agrees to permit Buyer to erect a sign advertising the sale of the condominium units of "Residences at Bay Harbor" and to conduct any and all sales activity to determine the public's level of interest in the project. During the inspection period, Buyer shall have the right to contract with individual unit buyers to sell units in "Residences at Bay Harbor" provided Buyer insert a clause in the individual contracts advising the individual unit buyers that Buyer is not yet the owner and that Buyer shall have the right to cancel these contracts in the event it elects not to go forward with the closing.

         4. Title Commitment and Survey. Within 3 days from the Effective Date, Buyer shall, at its expense, order an ALTA title insurance commitment in the amount of the purchase price issued on a national title company ("Title Company") with copies of all exceptions to title.

                  Buyer shall give Seller written notice on or before 30 days from the Effective Date (or any update prior to Closing which discloses new exceptions) of any condition of title (exceptions or requirements) that renders title to the Property unmarketable in accordance with the standards customarily utilized within the State of Florida. Similarly, Buyer shall have 30 days after obtaining the survey as described below to notify Seller of any unsatisfactory survey matters. If such notice is given, Seller shall diligently undertake, at its expense to resolve such matters to Buyer's satisfaction; provided, however:
Seller shall not be required to expend more than $100,000.00 to cure such defects and provided, further, that mortgages, other liens, or matters subject to discharge by payment of a liquidated sum shall not be subject to such limitation and may be discharged at closing. If Seller is unable with the exercise of due diligence to resolve such matters within 60 days after Buyer's notice, then Buyer may, at its option, either (1) accept title subject to the objections raised by Buyer, without any adjustment in the Purchase Price, or (2) terminate this Agreement, whereupon the Deposit shall be returned to Buyer, or
(3) work with Seller to satisfy unacceptable matters and postpone the Closing Date for the time period required to satisfy such matters.

         5. Representations and Warranties of Seller. Seller represents and warrants to Buyer the matters described below and shall promptly notify Buyer of any new information relevant to such matters through Closing.

                  A. Seller's Title. Seller holds good and marketable fee simple title to the Property, free and clear of all liens, restrictions and encumbrances except as specifically disclosed in the Title Commitment.

                  B. Adverse Information. Except as specifically disclosed elsewhere in this Agreement, Seller has received no written notice of any special assessment proceedings and has received no written notice of (i) any change contemplated in any applicable laws, ordinances, or regulations, (ii) any judicial or administrative action, or (iii) any action by adjacent landowners, which affect the property.

                  C. Closing Documents. All documents to be executed by Seller and Buyer at Closing will be, (1) duly authorized, executed and delivered by Seller and Buyer, (2) legal, valid, and binding obligations of Seller and Buyer, and (3) sufficient to convey title (if they purport to do so), and such documents do not, and at the Closing will not, violate any provisions of any agreement to which Seller or Buyer is a party or to which Seller, Buyer or the Property to subject.

                  D. Liens. At the closing there will be no outstanding contracts made by Seller for any improvements to the Property which have not been fully paid and Seller shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property prior to closing.

                  E. Parties in Possession. As of closing there shall be no one in possession or with any rights of possession of the Property other than Seller and tenants of the property of which buyer has received notice.

                  F. Environmental Matters. Seller is not actually aware of and has received no written notice that the Property has been used for the handling, storage, manufacturing, refining, transportation or disposal of any "hazardous" or "toxic" materials, substances or waste, or any petroleum products, solvents or solvent mixtures, as those terms are commonly used in federal, state or local environmental laws, ordinances or regulations (hereinafter collectively "pollutants"). Seller is not actually aware of and has received no written notice that (i) there has been any leaching or discharge of any pollutants into the groundwater beneath or adjacent to the Property; or (ii) there have been any above-ground or underground tanks, storage vessels, drums, or containers of any kind located on the Property. Seller has received no summons, citation, directive, letter or other communication, written or oral, from any governmental authority related to any pollutants or other environmental matter relating to the Property.

                  G. Covenants of Seller. Seller covenants that, after the Effective Date, Seller will not sell, assign or convey any right, title or interest whatsoever in or to the Property or create any lien, encumbrance or charge on the Property.

         6. Closing. This Agreement shall be closed in the following manner.

                  A. Closing Date. The "Closing Date" shall be forty-five (45) days after the building permits for the Property are capable of being issued by the Town of Bay Harbor Islands upon payment, by the Buyer, of applicable building permit and impact fees. The Closing shall take place at a mutually agreed upon place, or may be completed by delivery of executed closing documents by overnight delivery service.

                  B. Seller's Instruments. At or prior to the Closing Date, Seller shall deliver to the agent for the Title Company the following items, duly executed and acknowledged where required:

                           (1) Deed. A special warranty deed in form
satisfactory to Buyer, specifically
stating all approved exceptions to title.

                           (2) Affidavit. An owner's lien and possession
affidavit sufficient for the Title
Company to remove the standard exception for mechanics lien and parties in possession.

                           (3) FIRPTA. Documentation or information required for
compliance with
Section 1445 of the Internal Revenue Code.

                           (4) Approvals and Permits: Seller shall assign to
Buyer all its rights and
interest to any and all governmental approvals and permits it has for the project known as "Residences at Bay Harbor" together with all its rights and interest to any and all plans and drawings including construction drawings. Seller shall also transfer to Buyer its interest in the name "Residences at Bay Harbor" if such rights are in any way presently reserved by Seller.

                           (5) Additional Documents. Such additional documents
as might be reasonably required by Seller or Buyer or the Title Company to consummate the sale of the Property to the Buyer.

                  C. Costs. Seller will pay all brokerage commissions, if any, due Brokers described in Paragraph 10, all documentary stamp taxes and recording costs on the warranty deed. Buyer will pay the premium for the owners title insurance policy, and the cost of the title commitment search fee and examination fee. (Buyer's a attorney shall issue the title insurance policy) and all costs relating to the purchase money financing including documentary stamp taxes, intangibles taxes and the premium for a simultaneous issue Mortgagee title policy at the minimum promulgated rate.

                  D. Tax Prorations. All taxes and assessments (including pending assessments if the related improvement is substantially completed as of the Closing Date), whether payable in installments or not, for the year of closing will be prorated to the Closing Date, based on the latest available tax rate and assessed valuation (with the parties signing a proration agreement as to adjustments when actual taxes are known).

         7. Failure of Performance. If Seller fails to perform as required under this Agreement, then Buyer shall be entitled to specific performance.

                  If Buyer falls to perform as required under this Agreement, then Seller shall be entitled to retain the Deposit as agreed liquidated damages and in satisfaction of Buyer's obligations under this Agreement and neither party shall have any further obligations or liability hereunder.

         8. Brokerage. Seller represents that a real estate commission shall be payable for this transaction to ________None_____________ in the amount of _________None_________. The parties shall indemnify and hold each other harmless from and against any claims with respect to any real estate commissions in connection with this Agreement. If this Agreement should fail to close for any reason whatsoever, then no commission shall be due the broker(s).

         9        Miscellaneous.  It is further agreed as follows:
                  -------------

                  A. All notices shall be sent to the addresses below, in writing, by next day delivery by nationally recognized courier service (such as Federal Express), or by facsimile transmission (confirmed by regular mail). Notices sent by courier shall be deemed received on the next business day. Notices sent by facsimile shall be deemed received on the same day if received by 5:00 p.m. Eastern time or on the next business day it received after 5:00 P.M. Changes of address may be made in the manner provided for notice.

For Buyer:        Christopher Langen, Esq.
                  112 South Hibiscus Drive
                  Miami, Florida 33139
                  305-674-0023
                  305-674-0022 (Fax)

For Seller:       Gary A. Korn, Esq.
                  Leopold, Korn & Leopold, P.A.
                  20801 Biscayne Boulevard, Suite 501
                  Aventura, Florida 33180
                  305-935-3500
                  305-935-9042 (Fax)

                  B. No Waiver. Failure of either party to exercise any rights under this Agreement shall not constitute a waiver of any right, nor excuse the other party's full performance. No express waiver of any matter shall affect any other matter under this Agreement. Express waivers are only effective if in writing.

                  C. Entire Agreement. This document constitutes the entire agreement between the parties, incorporating all prior agreements, and may only be amended in writing executed by both parties.

                  D. Binding Effect. This Agreement will inure to the benefit of and bind the respective successors and assigns of the parties. There are no restrictions on assignment, although assignment shall not relieve the assigning party from responsibilities under this Agreement.

                  E. Attorney's Fees. If either party prevails against the other in a legal action concerning any part of this Agreement, the successful party shall be entitled to his reasonable attorney's fees and costs connected with such action, through appellate and bankruptcy proceedings, in addition to all other recovery or relief. Costs shall include all deposition costs and expert fees, even if not used at trial.

                  F. Governing Law. This Agreement shall be governed and enforced in accordance with Florida law. Venue shall be in the County in which the Property is located.

                  G. Construction of Terms. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision. Any ambiguities of this Agreement shall be construed fairly and equitably regardless of the participation of either party in drafting this Agreement. The reference in terms to gender and number shall be modified as may be appropriate.

                  H. Severability. In case any of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the remaining provisions shall remain in effect and the Agreement be performed in a fair and equitable manner as to any uncertainties arising from the unenforceable provisions.

                  I. Dates. If any date provided for in this Agreement falls on a Saturday, Sunday, or holiday, such date shall be deemed to extend to the next business day.

         10. Signatures. The parties have signed this Agreement as of the date set forth below. The "Effective Date" shall be the date the last of Buyer and Seller execute this Agreement or initial any changes requested by the other party as a condition to execution. This Agreement may be signed in several counterparts which taken together, shall constitute one document. Facsimile copies of signatures are sufficient to bind the parties.

         11. Expiration of Offer. Buyer's execution of this Agreement constitutes an offer by Buyer. This offer shall expire if this Agreement is not executed by Seller and received by Buyer on or before 12:00 noon, December 24, 2001.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

BUYER:                               SELLER:

                                     NATIONAL RESIDENTIAL PROPERTIES, INC.,
                                     a Nevada Corporation

                                     By:/s/
/s/ Dennis Almendares
Dennis Almendares